Exhibit 99.1

Nkarta Appoints Shawn Rose Chief Medical Officer & Head of R&D
as Company Resets Senior Leadership Role for Autoimmune Focus

SOUTH SAN FRANCISCO, Calif., June 6, 2025 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat autoimmune disease, today announced the appointment of Shawn Rose, M.D. Ph.D as its next Chief Medical Officer (CMO) and Head of Research and Development (R&D) starting on June 23, 2025. He replaces David R. Shook M.D., who will be stepping down from the role to pursue other opportunities in the oncology space.

Dr. Rose has dedicated his career to immunology translational medicine and advancing new treatment options for autoimmune patients. In various leadership roles, he has brought forward more than a dozen programs from discovery into clinical development, and he has developed multiple pioneering approved medicines such as Sotyktu, Stelara, and Tremfya.

“Dr. Rose joins the Nkarta team at a critical threshold as we discover the power of our NK cell platform to treat autoimmune diseases,” said Paul J. Hastings, CEO of Nkarta. “He is an enterprise leader with a deep clinical background in rheumatology and immunology that’s ideally suited to maximize the potential of our allogeneic NK cell platform. Shawn’s proven track record as an expert clinician gives me full confidence that he will hit the ground running on day one and meaningfully advance our work in the clinic.”

Dr. Rose most recently served as Chief Development Officer, Immunology, at Vividion Therapeutics, working to expand their portfolio by advancing previously undruggable targets in immunology. He also served as interim CMO and Head of Clinical Development at Magenta Therapeutics, working on cell-based therapeutic approaches for patients with cancer, genetic disorders and immune-mediated inflammatory diseases. Dr. Rose also held multiple clinical and development leadership roles at Annexon Biosciences, Janssen Pharmaceuticals, and Bristol-Myers Squibb. He did his postdoctoral research training and clinical training in Internal Medicine and Rheumatology at the Northwestern University Feinberg School of Medicine.

“I am thrilled to join Nkarta to advance innovative cell therapies for patients,” said Dr. Rose. “I strongly believe that Nkarta’s allogeneic NK cell platform has the potential to be a transformational approach for patients with immune-mediated inflammatory disease. I look forward to working closely with Paul and the broader Nkarta team on developing more treatment options for patients.”

During the transition, Dr. Rose will work with Dr. Shook, who will remain on as a consultant through July 11.

“Dave was an early pioneer of NK cell therapy while working under Nkarta’s scientific founder, Dario Campana, at St. Jude Children’s Research Hospital, and he has tirelessly pursued options that were more convenient for patients with safety utmost in mind,” Hastings said. “Dave has devoted much of his career to make important contributions to the advancement of natural killer cell therapy, leading our early clinical work in cancer and overseeing key aspects of our strategic shift into a new disease area with agility and flexibility. But Dave is a dedicated oncologist, and he has decided to return to the field he loves. He is a fearless advocate for patients and their well-being and a very good friend who will be missed.”

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for autoimmune diseases. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials).

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Annual Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com